PART II-I-5-(3) (c) Record of Changes in Return: (Investor Share)
Fiscal Year	Annual Return

33rd Fiscal Year	10.61%
(10/1/02 – 09/30/03)
34th Fiscal Year	8.47%
(10/1/03 – 09/30/04)
35th Fiscal Year	6.84%
(10/1/04 – 09/30/05)
36th Fiscal Year	7.28%
(10/1/05 – 09/30/06)
37th Fiscal Year	8.87%
(10/1/06 – 09/30/07)
38th Fiscal Year	-6.46%
(10/1/07 – 09/30/08)
39th Fiscal Year	8.25%
(10/1/08 – 09/30/09)
40th Fiscal Year	12.22%
(10/1/09 – 09/30/10)
41st Fiscal Year	4.83%
(10/1/10 – 09/30/11)
42nd Fiscal Year	16.68%
(10/1/11 – 09/30/12)
43rd Fiscal Year	5.88%	a	b
(10/1/12 – 09/30/13)	26	24.47

(Note) Annual Return (%) = 100 x (a – b) / b
a = Net Asset Value per share at the end of the fiscal year including total amount of distributions made during such fiscal year
b = Net Asset Value per share after distribution at the end of the previous fiscal year.
PART II-III-2 Statement of the Net Assets
(Admiral Shares and Investor Shares)
(As of the end of January 2014)
USD	JPY (thousands except e.)
a. Total Assets	35,751,172,503	3,652,697,295
b. Total Liabilities	628,148,321	64,177,914
c. Total Net Assets (a-b)	35,123,024,182	3,588,519,381
d. Total Number of Shares	854,859,772.845
Outstanding
e. Net Asset Value	41.09	4,198
per Share

(Note 1) Total Net Assets for Investor Shares: $11,351,580,970.63
(Note 2) Total Number of Shares Outstanding for Investor Shares: 458,509,335.788
(Note 3) Net Asset Value Per Share for Investor Shares: $24.76